Exhibit 3.1

AMENDMENT #3
TO THE
SECOND AMENDED AND RESTATED BYLAWS

OF

SL GREEN REALTY CORP.

The Board of Directors (the “Board”) of SL Green Realty Corp., a Maryland corporation (the “Corporation”), at a duly convened meeting of the Board where a quorum was present, by a majority vote of the directors present at such meeting and in accordance with the Second Amended and Restated Bylaws of the Corporation, as amended (the “Bylaws”), and the Maryland General Corporation Law, approved and adopted on December 12, 2012 the following amendment to the Bylaws to be effective on December 12, 2012.

Section 4.01 of Article IV of the Bylaws is hereby amended by deleting such Section 4.01 of Article IV in its entirety and replacing it with the following:

Section 4.01.  APPOINTMENT; NUMBER; TENURE.  The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee and other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors.